Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius LLP]

July 26, 2024

SEI Investments Company
1 Freedom Valley Drive
Oaks, Pennsylvania 19456-1100

Re:	Registration Statement on Form S-8 Relating to the SEI Investments Company 2024 Omnibus Equity Compensation Plan and the SEI Investments Company Employee Stock Purchase Plan

Ladies and Gentlemen:

We have acted as counsel to SEI Investments Company, a Pennsylvania corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to the offer of an aggregate of [18,402,679] shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, issuable under the SEI Investments Company 2024 Omnibus Equity Compensation Plan (the “Omnibus Plan”) or the SEI Investments Company Employee Stock Purchase Plan (the “ESPP”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation of the Company, as amended to date, (ii) the Amended and Restated By-Laws of the Company, as amended to date, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement and authorizing the issuance of the Shares pursuant to the Omnibus Plan or the ESPP, (iv) the Omnibus Plan, (v) the ESPP and (vi) such other documents, records, and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by the Company and, when issued by the Company and delivered to participants in accordance with the provisions of the Omnibus Plan or the ESPP, as the case may be, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the Federal laws of the United States and the Pennsylvania Business Corporation Law, and we express no opinion as to laws of any other jurisdiction.

SEI Investments Company
July 26, 2024

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP